Form N-SAR
Item 77 C
Submission of Matters to a Vote of Security Holders
The RBB Fund, Inc.


A Special Meeting of Shareholders of The RBB Fund, Inc.'s (the "Company") Robeco WPG Large Cap Growth Fund (the "Fund") was held on August 31, 2007 (the "Meeting"). The following proposal was submitted for a vote of the Fund's shareholders at the Meeting:

To approve or disapprove changes to the following fundamental investment limitations:

(a) the limitation on issuer concentration;
(b) the limitation on industry concentration;
(c) the limitation on lending; and
(d) the limitation on borrowing, pledging and issuance of senior securities;

With respect to the proposal, the following votes were received:

ROBECO WPG LARGE CAP GROWTH FUND

 (A) Limitation on issuer concentration

  NUMBER OF VOTES          NUMBER OF VOTES
FOR THE RESOLUTION      AGAINST THE RESOLUTION            ABSTAINED
    396,843                   51,629                       14,289

 (B) Limitation on industry concentration

  NUMBER OF VOTES          NUMBER OF VOTES
FOR THE RESOLUTION      AGAINST THE RESOLUTION             ABSTAINED
    396,592                   50,921                        15,247

 (C) Limitation on Lending

  NUMBER OF VOTES          NUMBER OF VOTES
FOR THE RESOLUTION      AGAINST THE RESOLUTION             ABSTAINED
    393,584                   54,637                        14,540

 (D) Limitation on borrowing, pledging and issuance of senior securities

  NUMBER OF VOTES          NUMBER OF VOTES
FOR THE RESOLUTION      AGAINST THE RESOLUTION             ABSTAINED
    390,531                   55,990                        16,240

Based on the votes received, the Agreement was approved by shareholders of the Fund.